Exhibit 23







                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Metris Companies Inc.:


We consent to the incorporation by reference in Registration Statement Nos.:
333-42529, 333-42961, 333-52627, 333-52629, 333-78345, 333-36924, 333-51390,
333-91917 and 333-60870 on Form S-8, 333-60973, 333-47066 and 333-82007 on Form
S-3, and 333-43771 and 333-86695 on Form S-4 of Metris Companies Inc. of our report dated January 16, 2002 relating to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K/A of Metris Companies Inc.




Minneapolis, Minnesota
October 22, 2002